                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


                                           SIX MONTHS                THREE MONTHS
                                         ENDED JUNE 30,              ENDED JUNE 30,
                                         --------------            ----------------
                                         1996      1995            1996        1995
                                         ----      ----            ----        ----
PRIMARY

Earnings (loss) applicable
 to common stock                         $ 1,396  $5,534          $ (731)    $1,503
                                         =======  ======          ======     ======


Weighted average shares:
 Average shares outstanding                6,581   6,576          6,581       6,577
 Net effect of warrants and dilutive
  stock options based on application
  of treasury stock method using
  average market price                        12      95              -          57
                                          ------  ------         ------      ------
     Total average shares                  6,593   6,671          6,581       6,634
                                          ======  ======         ======      ======


Earnings (loss) per share                 $  .21  $  .83         $ (.11)     $  .23
                                          ======  ======         ======      ======

FULLY DILUTED

Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.

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